As Filed with the Securites and Exchange Commission on May 24, 2010
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
___________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________

COMPASS ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA		27-0238611
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

COMPASS ENERGY HOLDINGS, INC. 3170 Holmestown Road Myrtle Beach, SC 29588 Tel.: (843) 274-5974
(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Vcorp Services, LLC 1409 Bonita Avenue Las Vegas, NV 89104 (888) 528-2677
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Anslow & Jaclin, LLP 195 Route 9 South, Suite204 Manalapan, NJ 07726 Tel. No.: (732) 409-1212 Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, $0.001 par value per share	22,855,000	$0.02	$457,100	$32.59

(1)    This Registration Statement covers the resale by our selling shareholders of up to 22,855,000 shares of common stock previously issued to such selling shareholders in a private placement.

(2)    The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.02 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

    PRELIMINARY PROSPECTUS

Subject to completion, dated May 24, 2010

COMPASS ENERGY HOLDINGS, INC.

22,855,000 SHARES OF COMMON STOCK

This prospectus relates to 22,855,000 shares of common stock of Compass Energy Holdings, Inc. We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $0.02 per share until our common stock are quoted on the OTC Bulletin Board and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus is:                    , 2010

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

 ITEM 3.    SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Overview

We were incorporated in the State of Nevada on August 7, 2009. We are a development stage company in the convenience store and retail gasoline industry. At present the company does not have any contracts or locations. Mr. Pete Iodice is our sole officer and director, as well as our controlling stockholder.

The company has developed a two-stage business plan that initially focuses on organic growth through consulting services and then raising capital to acquire distressed assets in the same industry.

We will provide consulting services to third party companies in the convenience store and retail gasoline business.  We anticipate that this will be a core part of our business for the foreseeable future. We will receive fees for our services on an hourly rate or monthly fee basis and usually enter into multi-month agreements with clients which include some type of retainer payment. We intend to further develop our consulting services by the hiring additional personnel with the appropriate expertise. We do not currently have any clients.

Initially, our management will devote 100% of its time to market and provide consulting services. It is our intention that revenues will be derived from providing consulting services to independent third parties.

The second stage of our business plan entails identifying undervalued and distressed assets and purchasing them. Typically, we will focus on smaller properties capable of supporting sales of less than $100 million. We will consider truck stops or travel centers which pump 300,000-to-400,000 gallons per month.

The next step will be to install the proper management and programs, turn around the deficiencies, install better management policies and then keep the location as a company store, having the company operate and/or lease each location out to an independent operator while the company maintains a long term fuel supply agreement. Each store location will offer gas and normal convenience store items. The stores will retain a standard outside look, but it will not be a franchise. The locations will be standardized with the same product mix.

Where You Can Find Us

Our principal executive office is located at 3170 Holmestown Road, Myrtle Beach, South Carolina 29588. Our mailing address is Post Office Box 15021, Surfside Beach, SC 29587and our telephone number is (843) 274-5974.

Terms of Our Offering

Common stock offered by selling security holders	22,855,000 shares of common stock. This number represents approximately 58 % of our current outstanding common stock (1).

Common stock outstanding before the offering	36,170,000 shares as of May 19, 2010.

Common stock outstanding after the offering	36,170,000 shares.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement, (ii) one year or (iii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus.

(1)	Based on 36,170,000 shares of common stock outstanding as of May 19, 2010.

Summary of Consolidated Financial Information

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception (August 7, 2009) through November 30, 2009 are derived from our audited financial statements. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included in this prospectus.

	For the Period from Inception (August 7, 2009) through February 28, 2010	For the Period from Inception (August 7, 2009) through November 30, 2009 (audited)
STATEMENT OF OPERATIONS

Revenues	-	-
Total Operating Expenses	419,386	$379,967
General and Administrative Expenses	419,386	379,967
Net Loss	(414,964)	(379,967)

	AS OF February 28, 2010	AS OF November 30, 2009
BALANCE SHEET DATA

Cash	136,481	132,558
Total Assets	236,942	167,838
Total Liabilities	70,056	46,105
Stockholders’ Equity	236,942	167,838

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

Risks Related to Our Business

WE HAVE LIMITED OPERATING HISTORY AND FACE MANY OF THE RISKS AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY DEVELOPMENT STAGE COMPANY.

We are a development stage company, and to date, our development efforts have been focused primarily on the research, design, development and marketing of our business model. We have limited operating history for investors to evaluate the potential of our business development. We have not built our customer base and our brand name. In addition, we also face many of the risks and difficulties inherent in introducing new products and services. These risks include the ability to:

·        Increase awareness of our brand name;
·        Develop effective business plan;
·        Meet customer standard;
·        Implement advertising and marketing plan;
·        Attain customer loyalty;
·        Respond effectively to competitive pressures;

Our future will depend on our ability to bring our service to the market place, which requires careful planning of providing a product that meets customer standards without incurring unnecessary cost and expense. Our operation results can also be affected by our ability to introduce new services or to adjust pricing to increase our competitive advantage.

WE NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.

The development of our business will require the commitment of substantial resources to develop our business. In addition, substantial expenditures will be required to enable us to conduct existing and planned business research, design, development and marketing of our planned operations. Currently, we have no established bank-financing arrangements. Therefore, it is likely we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities could result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF PETER IODICE, PRESIDENT AND DIRECTOR. WITHOUT HIS CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Peter Iodice, President and Director. We currently do not have an employment agreement with Mr. Iodice. The loss of the services of our officers could have a material adverse effect on our business, financial condition or results of operation.

OUR FINANCIAL RESULTS MAY BE AFFECTED BY THE CURRENT U.S. ECONOMIC CONDITION.

The convenience store, trucking, and travel center industry are the primary customers for our planned goods and services. Freight and trucking demand in the U.S. generally reflect the amount of commercial activity in the U.S. economy. When the U.S. economy slows, demand for our planned products and services may slow. Although recently the U.S. economy has shown recent signs of stabilizing, it is unclear whether these trends will continue or be sustainable. If the U.S. economy continues to operate as it has over the past 12 to 18 months or if it worsens, our financial results may be impaired or decline, resulting in increased losses from our operations.

OUR FUTURE PROPERTIES, IF ANY MAY REQUIRE REGULAR AND EXPENSIVE MAINTENANCE AND CAPITAL INVESTMENTS.

Our future store locations, if any, are planned to be open for business 24 hours per day, 365 days per year. Because of the undetermined age, nature and intensity of our uses of these possible properties, we may be required to perform regular and expensive maintenance and capital investments to remain functional and attractive to potential customers.  If our financial results decline or if we cannot access capital necessary to maintain our planned properties, our business may decline and our losses may increase.

WE MAY BE UNABLE TO MEET FINANCIAL REPORTING AND INTERNAL CONTROL STANDARDS FOR A PUBLICLY OWNED COMPANY.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is the process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions and dispositions of assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with the authorization of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements. We may identify material weaknesses in our internal control over financial reporting in the future. Beginning with our Annual Report on Form 10-K for the year ending November 30, 2010, pursuant to Section 404 of the Sarbanes Oxley Act of 2002, our management will be required to assess the effectiveness of our internal control over financial reporting. If our management or our independent registered public accounting firm were to either identify a material weakness or otherwise conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and the value of our shares could be adversely affected which, in turn, could harm our business, have an adverse effect on our future ability to raise capital and cause the price of our traded securities to decline.

OUR FUTURE GROWTH MAY REQUIRE RECRUITMMENT OF QUALIFIED EMPLOYEES.

In the event of our future growth, we may have to increase the depth and experience of our management team by adding new members. Our future success will depend to a large degree upon the active participation of our key officers and employees. There is no assurance that we will be able to employ qualified persons on acceptable terms. Lack of qualified employees may adversely affect our business development.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

Risk Related To Our Capital Stock

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR SHAREHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS.

Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

THE OFFERING PRICE OF THE COMMON STOCK WAS DETERMINED BASED ON THE PRICE OF OUR PRIVATE OFFERING, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.02 per share for the shares of common stock was determined based on the price of our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 125,000,000 shares of capital stock consisting of 100,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of “blank check” preferred stock $0.001, par value, per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are currently quoted on the OTC Bulletin Board.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO SLOW DOWN OUR EXPANSION OF OPERATIONS.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to significantly expand our operations and acquire the operating entities as set forth in our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our  business plan. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

WE MAY FACE DAMAGE TO OUR PROFESSIONAL REPUTATION OR LEGAL LIABILITY IF OUR CLIENTS ARE NOT SATISFIED WITH OUR SERVICES.

As a development stage company in the convenience store and retail gasoline business, we will initially depend to a large extent on our relationships with our potential clients and our reputation for professional services and integrity to attract and retain clients. As a result, if a client is not satisfied with our services or it may be more damaging in our business than in other businesses.

WE MAY FACE LEGAL LIABILITIES FROM CLAIMS MADE AGAINST OUR WORK.

Our consulting engagements may involve projects that are critical to the operations of our clients’ businesses. If we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition. The provisions we typically include in our contracts which are designed to limit our exposure to legal claims relating to our services may not protect us or may not be enforceable under some circumstances or under the laws of some jurisdictions. It is likely, because of the nature of our business, that we will be sued in the future.

OUR ANTICIPATED CONTRACTS CAN BE TERMINATED BY OUR CLIENTS WITH SHORT NOTICE.

We anticipate that most of our clients will retain us on a non-exclusive, engagement-by- engagement basis, rather than under exclusive long-term contracts. Consulting engagements may be less than 12 months in duration. We estimate that the majority of our contracts can be terminated by our clients with short notice and without significant penalty. The advance notice of termination required for contracts of shorter duration and lower revenue is typically 30 days. Longer-term, larger and more complex contracts may require a longer notice period for termination and may include an early termination charge to be paid to us. Additionally, large client projects may involve multiple engagements or stages, and there is a risk that a client may choose not to retain us for additional stages of a project or that a client will cancel or delay additional planned engagements. These terminations, cancellations or delays could result from factors unrelated to our work product or the progress of the project, but could be related to business or financial conditions of our clients.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are "forward-looking statements." Such forward-looking statements include, but are not limited to, statements regarding our and their management's expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties' individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "might," "plans," "possible," "potential," "predicts," "projects," "seeks," "should," "will," "would" and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties' control) or other assumptions.

ITEM 4.    USE OF PROCEEDS

The selling security holders are selling shares of common stock covered by this prospectus for their own account. The selling security holders will receive all the net proceeds from the sales of the common stock offered by them under this prospectus. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

ITEM 5.    DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined based on the price of our common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

Although our common stock is not listed on a public exchange, we will be filing to be quoted on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

ITEM 6.    DILUTION

 To common stock to be sold by the selling shareholders are provided in Item 7 is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

ITEM 7.    SELLING SECURITY HOLDERS

The common shares being offered for resale by the selling stockholders consist of the 22,855,000 shares of our common stock held by 114 shareholders. Such shareholders include the holders of the 22,855,000 shares sold in our private offering pursuant to Regulation D Rule 506 completed in December 2009. The offering price was $0.02 per share. The following table sets forth the name of the selling shareholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 8, 2010 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering
Arts Alive Corporation(1)	105,000	105,000	0	0

Ball, Henry F.	50,000	50,000	0	0

Bolt, Josephine	5,000	5,000	0	0

BRM Heating, Cooling & Refrigeration, LLC(2)	800,000	800,000	0	0

Brown, Sr., Thomas H.	35,000	35,000	0	0

Carlson, Candy L.	200,000	200,000	0	0

Carlson, Cavan C.	150,000	150,000	0	0

Carlson, Charlcie C.	600,000	600,000	0	0

Carlson, Craig C. and Nancy D	2,000,000	2,000,000	0	0

Carlson, Lisa R.	200,000	200,000	0	0

Casandra Carlson Satellite Trust	500,000	500,000	0	0

Cavan Carlson Satellite Trust	500,000	500,000	0	0

Chappell Jr., Eugene W.	25,000	25,000	0	0

Clune, Wayne F.	40,000	40,000	0	0

Collins, Judy	45,000	45,000	0	0

Cornette, Patricia R.	530,000	530,000	0	0

Cornette, Patricia R. and Alex Scott	25,000	25,000	0	0

Cornette, Scott S.	105,000	105,000	0	0

Cundiff, Sylvia J.	5,000	5,000	0	0

Cundiff, Vicky P.	5,000	5,000	0	0

Duke, Melody R.	55,000	55,000	0	0

Elmore, James Lanny	25,000	25,000	0	0

Elmore, Jeanine Faulk	100,000	100,000	0	0

Ferringer, Elaine	5,000	5,000	0	0

Feuehrer, Thomas P. and Catherine S.	100,000	100,000	0	0

Fritsch, Andrew F.	12,500	12,500	0	0

Fulcher , David M. and Kristin A.	5,000	5,000	0	0

Fulcher Sr., David M.	50,000	50,000	0	0

Fulcher, David M. and Brittany C.	10,000	10,000	0	0

Gunter, Tracy H.	25,000	25,000	0	0

Halbert, Andrew	10,000	10,000	0	0

Hatchell , Matthew	50,000	50,000	0	0

Hatchell, III, Henry L.	15,000	15,000	0	0

Hatchell, Jr., Henry L. and Markeeta	175,000	175,000	0	0

Hefferman, George	1,820,000	1,820,000	0	0

Hefferman, Kathy	50,000	50,000	0	0

Hefferman, Kevin J.	105,000	105,000	0	0

Heffernan III, WM. J.	35,000	35,000	0	0

Heldriegel, Tonya Celeste	15,000	15,000	0	0

Herman, Delores	5,000	5,000	0	0

Herman, Paul	5,000	5,000	0	0

HM Investment Partners, LLC(3)	1,000,000	1,000,000	0	0

Howell, Dodd	10,000	10,000	0	0

Huffman, Joel F and Terri B.	30,000	30,000	0	0

Jastron, Tom	25,000	25,000	0	0

Jenkins, Thomas R.	310,000	310,000	0	0

Jones, Barbara Ann	5,000	5,000	0	0

Jones, Robert C.	25,000	25,000	0	0

Kathy L. Heffernan Revocable Trust	4,060,000	4,060,000	0	0

Keck, Katherine Mary	5,000	5,000	0	0

Manz, Richard Carl	50,000	50,000	0	0

Matthews, Jeffrey A.	50,000	50,000	0	0

Matthews, Jeffrey A. and Vicki M.	450,000	450,000	0	0

Matthews, Vicki M.	5,000	5,000	0	0

McGhee, Gary W.	25,000	25,000	0	0

McLenam, Timothy Leo	75,000	75,000	0	0

McNair, Linda F.	37,500	37,500	0	0

McNair, Sherry A	5,000	5,000	0	0

Morris, Deborah R.	15,000	15,000	0	0

Morris, Philip R.	5,000	5,000	0	0

Mott, Tammy A.	5,000	5,000	0	0

Myrtle Beach Reservation Services, Inc. (George Driscoll)(4)	5,000	5,000	0	0

Newbury, Justin Charles	5,000	5,000	0	0

Oates, Esther L	200,000	200,000	0	0

Oates, Jerry L.	20,000	20,000	0	0

Oil & Wine Ministries, Inc.(5)	500,000	500,000	0	0

Old Man Sea Services, LLC(7)	5,000	5,000	0	0

Olivieri, Gerardo	25,000	25,000	0	0

Pallone, Bryan J. and Casandra E.	150,000	150,000	0	0

Pallone, Michael P. and Janet Lee	125,000	125,000	0	0

Penny, James and Emma	10,000	10,000	0	0

Penny, Mitch C.	5,000	5,000	0	0

Policastro, Merry Beth and Frank	500,000	500,000	0	0

Poole, Virgil	12,500	12,500	0	0

Powell, Mimi C.	10,000	10,000	0	0

Powell, Robert G.	10,000	10,000	0	0

Price, Danny Joe	170,000	170,000	0	0

Professional Painting And Home Improvements, Inc.(7)	5,000	5,000	0	0

Reier, Robert A	2,610,000	2,610,000	0	0

Rogers, David W.	190,000	190,000	0	0

Rogers, William E.	15,000	15,000	0	0

Shiver, Tayler E.	5,000	5,000	0	0

Short, Eric and Stacey	100,000	100,000	0	0

Short, Lawrence W. and Lilly	100,000	100,000	0	0

Skretch, Adam P.	25,000	25,000	0	0

Smith Miles, Natalie	25,000	25,000	0	0

Steele, Janet F.	200,000	200,000	0	0

Pete Iodice	15,000,000	2,000,000	13,000,000	36

Story, Adam Drew	25,000	25,000	0	0

Swanson, II, Robert E	50,000	50,000	0	0

The Gregory Company, Inc.(8)	25,000	25,000	0	0

Voltin, Lori S.	17,500	17,500	0	0

Vonkoenigseck, April Story	25,000	25,000	0	0

Walden, Ashley Story	25,000	25,000	0	0

Walden, Ashley Story and Clara Kate	5,000	5,000	0	0

Walden, Ashley Story and Georgia Ann	5,000	5,000	0	0

Watson, Gregory W.	50,000	50,000	0	0

Watson, James C.	25,000	25,000	0	0

Watson, Renee P.	5,000	5,000	0	0

Wayne, Natalie BS	50,000	50,000	0	0

Westbrooks, Susan	5,000	5,000	0	0

White, Martha P.	25,000	25,000	0	0

Whitman, Russell G.	50,000	50,000	0	0

Williams, Annie Ruth and Clara Ann	25,000	25,000	0	0

Williams, Clara Ann and Thomas	25,000	25,000	0	0

Wilson Jr., Paris	25,000	25,000	0	0

Wilson, Jimmy Christopher	25,000	25,000	0	0

Wilson, Joan Marie	500,000	500,000	0	0

Wilson, Michael William	5,000	5,000	0	0

Wittke, Amber N.	5,000	5,000	0	0

Wood, Steven Drew	30,000	30,000	0	0

Woolard, Debbie and Craig	10,000	10,000	0	0

(1)	Natalie S. Wayne, acting alone, has voting and dispositive control over the shares owned by Arts Alive Corporation
(2)	Robert Reir, acting alone, has voting and dispositive control over the shares owned by BRM Heating, Cooling & Refrigeration, LLC.
(3)	Jeffrey A. Matthews and Vicki M. Matthews have voting and dispositive control over the shares owned by HM Investment Partners, LLC.
(4)	George Driscoll, acting alone, has voting and dispositive control over the shares owned by Myrtle Beach Reservation Services, Inc.
(5)	Frank Policastro, acting alone, has voting and dispositive control over the shares owned by Oil & Wine Ministries, Inc.
(6)	D. Forde, acting alone, has voting and dispositive control over the shares owned by Old Man Sea Service, LLC.
(7)	Scott Cornette, acting alone, has voting and dispositive control over the shares owned by Professional Painting and Home Improvements, Inc.
(8)	H. Jackson Gregory, acting alone, has voting and dispositive control over the shares owned by The Gregory Company, Inc.

There are no agreements between the company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.

To our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

ITEM 8.    PLAN OF DISTRIBUTION

 The selling security holders may sell some or all of their shares at a fixed price of $0.02 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.02 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

●	ordinary brokers transactions, which may include long or short sales,
●	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
●	through direct sales to purchasers or sales effected through agents,
●	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
●	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $27,032.55.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

ITEM 9.    DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of One Hundred Twenty Five Million (125,000,000) shares of capital stock, of which 100,000,000 shares are common stock, $0.001 par value per share, and 25,000,000 share are preferred stock, $0.001 par value per share.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. Currently we have 36,170,000 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Preferred Stock

We are authorized to issue 25,000,000 shares of preferred stock, $0.001 par value per share. The preferred stock may be divided into number of series as our board of directors may determine. Our board of director is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly issued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. Currently there are no preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

Currently we do not have a stock transfer agent.  We intend to engage Direct Transfer, LLC in the near future.

ITEM 10.  INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Anslow & Jaclin, LLP located at 195 Route 9 South, Suite 204, Manalapan, NJ 07726 will pass on the validity of the common stock being offered pursuant to this registration statement.

The financial statements included in this prospectus and the registration statement have been audited by Berman & Company, P.A., our independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ITEM 11.  INFORMATION ABOUT THE REGISTRANT

DESCRIPTION OF BUSINESS

Overview

We were incorporated in the State of Nevada on August 7, 2009. We are a development stage company in the convenience store and retail gasoline industry. At present the company does not have consulting contracts or any locations. Mr. Pete Iodice is our sole officer and director, as well as our controlling stockholder.

The company has developed a two-stage business plan that initially focuses on organic growth through consulting services and then raising capital to acquire distressed assets in the same industry.

STAGE ONE - CONSULTING SERVICES

We will provide consulting services to third party companies in the convenience store and retail gasoline business.  We anticipate that this will be a core part of our business for the foreseeable future. We will receive fees for our services on an hourly rate or monthly fee basis and usually enter into multi-month agreements with clients which include some type of retainer payment. We intend to further develop our consulting services by the hiring additional personnel with the appropriate expertise. We do not currently have any clients.

Initially, our management will devote 100% of its time to market and provide consulting services. It is our intention that revenues will be derived from providing consulting services to independent third parties.

Stage 1 - (Consulting Services) - General

We will provide a broad range of consulting services to third party companies which include following activities:

1.	Review long-term planning and annual budgeting. We will recommend alternative courses of action and strategy for both sales and marketing as well as financing.
2.	Assist in assessing operating and strategic objectives, including new business development. We may recommend alternatives to a client’s current business development.
3.
Review major business factors in which the client operates, including trends and market growth with respect to competitors and the market as a whole. Recommend initiatives to increase market share in light of indicated trends (e.g., introduction of new products and services, etc.)

4.	Advise as to senior management structure, compensation, recruitment, retention, incentives, and development.
5.	Review competitive product and service offerings. Recommend initiatives to strengthen the clients product and service offerings.
6.	Provide the client with advice with respect to identifying new cash generation sources for a client’s products or services.
7.	Assist in identifying debt, equity, and other capital raising opportunities.
8.	Assist in evaluating cost structure, including service delivery costs. Recommend alternatives to modify business models, improve service capabilities, and lower costs.

We will receive fees for our services on an hourly rate or monthly fee basis and plan to enter into multi-month agreements with clients which include some type of retainer payment. We intend to further develop our consulting practice by the hiring of additional personnel with the appropriate expertise.

Stage 1 - (Consulting Services) - Marketing

We will market our consulting services directly to potential clients. We expect to create a sales and marketing program that will include direct participation by management in various industry conferences and the preparation and distribution of sales materials to attendees of such conferences as well to potential clients on a selective basis. Industry conferences are generally week-long events where experts in one particular industry discuss current industry issues and are attended by companies in that industry as well as professional services providers for the industry such as attorneys, accountants, investment brokers and consultants.

Stage 1 - (Consulting Services) - Competition

We will operate as a provider of consulting services in the convenience store and retail gasoline industry where there is intense competition and most of our competitors have greater resources than we do. Potential clients will typically retain us on a non-exclusive basis. In addition, a client may choose to use its own resources rather than engage an outside firm for the types of services we provide.

Our competitors include global management consulting firms offering a full range of consulting and outsourcing services, as well as niche-oriented advisory and consulting services firms specific to the industry. We may also compete with services providers who provide consulting services to their clients. In addition, customers in the markets we serve continue to be receptive to engaging niche service providers with numerous geographic, service, or industry-specific niches. We believe that the principal competitive factors in the industries in which we compete include: skills and capabilities Mr. Pete Iodice, perceived ability to add value, reputation and client references, scope of services and niche expertise, ability to deliver services on a timely basis and price.

Currently, we compete by utilizing the contacts of Mr. Iodice as the sole source of prospective clients for our services. We expect to broaden the business after we have been able to conduct a sales and marketing program.

STAGE TWO – ORGANIC DEVELOPMENT

The second stage of our business plan entails identifying undervalued and distressed assets and purchasing them. Typically, we will focus on smaller properties capable of supporting sales of less than $100 million. We will consider truck stops or travel centers which pump 300,000-to-400,000 gallons per month.

The next step will be to install the proper management and programs, in each location as a company store, having the company operate and/or lease each location out to an independent operator while the company maintains a long term fuel supply agreement. Each store location will offer gas and normal convenience store items. The stores will retain a standard outside look, but it will not be a franchise. The locations will be standardized with the same product mix.

We will focus on the fixed and controllable aspects of the convenience store industry to help create a predictable revenue stream. By way of example, we will maintain one or more long-term fuel supply agreement(s) and act as the landlord. By focusing on the fuel supply agreement and recruiting seasoned, on-site, independent operators such as a family operation where they can control day-to-day operations, including merchandise agreements, we delegate the day-to-day operations. This approach will allow senior leadership to focus on executing a long-term business strategy based on organic growth, competitive position and industry dynamics.

We believe we can benefit from several important industry trends and characteristics, including:

•
Ongoing shift of consumer food and general merchandise purchases away from traditional supermarkets to mass merchants, club warehouses and convenience stores, the latter of which is driven by consumers’ desire for convenience in daily shopping needs;

•	Changing consumer demographics and eating patterns resulting in more food consumed away from home; and,
•	Continued opportunities to grow through acquisition as a result of industry fragmentation.

Our plan is to have an independently operated convenience store chain in the southeastern United States. Our stores will be generally situated in suburban areas of rapidly growing markets, coastal/resort areas and smaller towns which are among the fastest growing states in terms of population, employment and gross state product.

Stage 2 - (Organic Development) - Growth Strategy

We believe that there is opportunity to increase sales, productivity and profitability through the implementation of our operating strategy at soon-to-be acquired properties and our planned strategy to increase our property base in existing markets and expand into contiguous markets. Specific elements of our planned growth strategy include the following:

New Store Growth. We believe that growth through property acquisition is currently more economically attractive than growth through new store development because:

•	Acquired properties provide an instant installed base of revenue and cash flow;
•	We are able to grow more rapidly, thus providing increased benefits of larger size;
•	We are able to enter new markets without adding merchandise square footage or additional gasoline outlets to these markets;
•	Acquisitions provide access to established high quality locations and to markets that restrict new store development through stringent environmental and zoning regulations; and
•	Acquiring properties is a lower cost alternative to developing new properties.

With tens of thousands of convenience properties operating in our market, we believe there are enough attractive acquisition opportunities to potentially increase our property base in planned markets and expand into contiguous markets. We also believe that the creation of a public market for our common stock through this offering will enable us to offer our common stock as consideration for acquisitions and will further enhance our ability to make acquisitions on favorable terms.

In evaluating potential acquisition candidates, we consider a number of factors, including:

•	Strategic fit and desirability of location;
•	Price;
•	Ability to improve productivity and profitability of a location through the implementation of our operating strategy; and
•	Financial impact.

Our strategy is to realize growth and cost savings from acquisitions through:

•	Remerchandising acquired properties with more SKUs and branded merchandise;
•	Upgrading facilities and gasoline equipment;
•	Changing selected sites to branded gasoline suppliers;
•	Negotiating better terms with our suppliers; and
•	Spreading costs over a greater store base, eliminate duplicative overhead and centralize functions such as purchasing, accounting, payroll and other administrative functions.

For example, there are segments along the U.S. interstate highway systems that we consider to be strategic where we have no presence. We intend to pursue acquisitions in these locations. We will regularly evaluate opportunities to expand through acquisitions, some of which may be significant in size.

These initiatives we believe will provide for significant improvement in the performance of newly acquired properties and typically yield results within the first six to twelve months following the acquisition.

Our planned acquisition strategy will be complemented by a new property development program in existing and contiguous markets. In opening new locations, we will focus on selecting property sites on highly traveled roads in coastal/resort and suburban markets or near highway exit and entrance ramps that provide convenient access to each location.

Another good example of an acquisition target are many of the  travel centers originally developed years ago when prime real estate locations along the interstate highway system were more readily available than they are today. Since we believe these prime real estate locations may be difficult to replicate, we see acquiring them an attractive price to possess durable competitive advantages when the property is run well.

Currently we are not party to any agreements relating to future acquisitions.

Development.     We will have a standard design for new properties appropriate for markets in which we can obtain large parcels of land and where there appears to be sufficient demand to support additional services and a different standard design for markets in which less land is available or where there appears to be less or different potential business.

(Organic Development) - Store Operations / Operating Strategy

The company seeks to implement the following operating strategy:

Gasoline Operations. We plan to purchase fuel from one or more supplier(s) under contract. By establishing this supply relationship, we believe we will be able to effectively obtain the best price from our fuel suppliers.  The fuel is purchased at the stated rack price, or market price, quoted at each terminal as adjusted per the contract. The initial terms of these supply agreements range from one (1) to five (5) years and generally contain minimum annual purchase requirements as well as provisions for various payments to us based on volume of purchases and vendor allowances.

Gasoline supply agreements typically contain provisions relating to payment terms, compliance with the supplier’s requirements, minimum use of credit cards, insurance coverage and compliance with legal and environmental requirements. As is typical in the industry, gasoline suppliers generally can terminate the supply contracts if we do not comply with a reasonable and important requirement of the relationship, we fail to make payments which are due, or the supplier withdraws from marketing activities in the area in which we operate, and in connection with fraud, criminal misconduct, bankruptcy or insolvency involving our company.

As we acquire properties, we will implement a brand consolidation project, which we believe will enable us to provide a more consistent operating identity while helping us in our efforts to optimize our gasoline gallon growth and gross profit dollars. In addition, we will negotiate a principal gasoline supply contract, enabling us to better leverage our purchasing power.

Generally, we attempt to pass along wholesale gasoline cost changes to our customers through retail price changes. However, our ability to pass along wholesale cost changes is influenced by gasoline market conditions and the retail prices offered by our competitors. We make no assurances that significant volatility in gasoline wholesale prices will not negatively affect gasoline gross margins or demand for gasoline within our markets.

Product and Service Offering.    We plan to offer many products and services to complement our fuel business. Each location will have a selection of over 1000 items, including food and snack items, beverages, non-prescription drug and beauty aids, batteries, automobile accessories, and music and video products. These offerings will be designed for the family vacationers, travel enthusiasts, and truck driver's on the road lifestyle, including laundry supplies, clothing and truck accessories.

Once we acquire a property, it will be subject to regulation by federal agencies and to licensing and regulations by state and local health, sanitation, safety, fire and other departments, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new property in a particular area.

Commission Income. Our commission income will be derived from lottery ticket sales, money orders, car wash, public telephones, ATMs, amusement and other ancillary product and service offerings. This category will be an important aspect of our merchandise operations because we believe it attracts new customers as well as provides additional services for existing customers.

Stage 2 (Organic Development) - Locations

As of May 20, 2010, the company does not have any locations.

Stage 2 (Organic Development) - Acquisition Activity and Selection

We plan to focus on acquiring properties within our existing and contiguous marketing areas. In evaluating potential acquisition candidates, we consider a number of factors including:

•	Strategic fit and desirability of location;
•	Price;
•	Ability to improve productivity and profitability of a location through the implementation of our operating strategy; and
•	Financial impact.

We believe the advantages of these acquired locations include demonstrated revenue, growth and market characteristics. We also believe acquired properties will have a lower risk profile and higher average return on investment than traditional new store development programs.

Stage 2 (Organic Development)  - Site Selection

In opening new locations in the future, we will focus on selecting sites on highly traveled roads in coastal/resort and suburban markets or near highway exit and entrance ramps that provide convenient access. In selecting sites for new locations, we plan to use an evaluation process designed to enhance our return on investment by focusing on market area demographics, population density, traffic volume, visibility, ease of access and economic development in the market area. We will also review the location of competitors and customer activity.

Stage 2 (Organic Development)  - Upgrading Facilities and Equipment

We plan to upgrade facilities and equipment at acquired locations, including gasoline equipment upgrades. Our renovation program will be an integral part of our operating strategy. We will continually evaluate the performance of individual properties and periodically upgrade facilities and equipment based on sales volumes, the lease term for leased locations and management's assessment of the potential return on investment.

Typical upgrades for many locations in the future may include improvements to interior fixtures and equipment for self-service food and beverages, interior lighting, in-store restrooms for customers and exterior lighting and signage. The upgrading program for our gasoline operations may include multi-product dispensers and pay-at-the-pump credit card readers to enhance customer convenience and service and the installation of underground storage tank, leak detection and other equipment in accordance with applicable EPA regulations.

Stage 2 (Organic Development)  - Operations

Each property will be staffed with a manager, an assistant manager and sales associates who work various shifts to enable most stores to remain open 24 hours a day, seven days a week. Corporate management will oversee independent-operator stores. Field operations personnel will also monitor property conditions, maintenance and customer service through a regular visitation program.

Stage 2 (Organic Development)  - Technology and Automation

In the future, we plan to utilize information systems and application programs for our core business systems, such as accounting, financial reporting and payroll. We also plan to install newer and more reliable mid-range system hardware to support these applications and our continued growth.

In addition to facilitating integration of future acquisitions, these new systems will enable us to adjust merchandise margin and mix, monitor inventory levels, implement pricing by geographic area, improve receiving and pricing accuracy, increase expense control and management reporting and improve communication.

Stage 2 (Organic Development) - Competition

The convenience store and retail gasoline industries are highly competitive. We will compete with numerous other convenience stores, supermarkets, superstores, drug stores, discount clubs, gasoline service stations, fast food operations and other similar retail outlets.  In some potential markets, our competitors have been in existence longer and have greater financial, marketing and other resources than us. The potential performance of individual properties may be affected by changes in traffic patterns and the type, number and location of the competition. Principal competitive factors include location, ease of access, gasoline brands, pricing, product and service selections, customer service, store appearance, cleanliness and safety. In addition, factors such as inflation, increased labor and benefit costs and the lack of availability of experienced management and hourly employees may adversely affect the convenience store industry. We believe that a modernized property base, strategic mix of locations, gasoline offerings and use of competitive market data will help us optimize competitive gasoline pricing, combined with our management’s expertise will provides us with competitive advantages and allows us to effectively react to changes in the competitive environment.

INDUSTRY OVERVIEW

The United States convenience store industry is large and undergoing change. According to the National Association of Convenience Stores (“NACS”), the U.S. convenience store industry had more than $624 billion in sales and 144,541 stores as of December 31, 2009, a decrease 0.2 percent. This is the second straight year store count has declined and only the fourth time in the last 15 years that the industry’s store count has declined. The count also declined in 1994, 2003 and 2008.

While the recent trend has been downward sloping, we believe the convenience store industry exhibits several characteristics that have historically tended to insulate it from seasonality and global and domestic economic trends.

These characteristics include:

•
Convenience Stores Offer More Convenience. Convenience stores offer speed of service to time-starved consumers who want to get in and out of the store quickly. These shoppers recognize this channel of trade for its convenient locations, extended hours of operation, one-stop shopping with sales of necessity items, grab-and-go foodservice, variety of merchandise and fast transactions (e.g. small average transaction size).

•
Motor Fuel Sales Account for 72 Percent of Total Sales. Convenience stores sell the majority of gasoline purchased in the country — more than 80 percent of all fuel sold in the United States in 2008. Of the 144,875 convenience stores in the United States, 114,673 sell motor fuels (79 percent) for a total of $450 billion in motor fuel sales for 2009.

The convenience store business consists of two primary categories: merchandise, with 2009 sales of $174 billion, and gasoline, with 2009 sales of $450 billion. The trend to combine gasoline, a key necessity item, with merchandise-selling stores has played an important role in the growth of the industry. Major merchandise categories include cigarettes, beer, packaged beverages, food service and candy.

Average merchandise margins have remained relatively stable, but have increased as a percentage of merchandise revenue. The convenience store industry has steadily increased its market share of gasoline sales from approximately 30% in 1988 to 56% in 1997 to 70% in 2009. This trend can be attributed to an increase in the number of convenience stores selling gasoline, consumer preferences and a decrease in the number of gasoline service stations. Gasoline margins have remained relatively stable despite fluctuations in retail gas prices. Other sources of revenue at convenience stores include lottery commissions, money order commissions, and ATM machines.

The convenience store industry provides opportunities for a large, well-managed operator to realize cost savings and operating efficiencies and increase sales and profitability due to the industry's high degree of fragmentation, lack of merchandising focus and insufficient capital investment.

Highly Fragmented Industry. The convenience store industry is fragmented. The largest operators represent approximately 50% of the total store base and the second (2nd) largest operators represent approximately 20% of the total store base. Industry participants have historically consisted of oil and gas operators, smaller independent chains, "mom-and-pop" stores and sole proprietorships. Several factors will continue to drive consolidation in the industry.  These factors include:

•	Independent operators' desire for liquidity;
•	Oil and gas operators' divestiture of assets as a result of oil industry consolidation;
•	Non-competitiveness of small operators as other industry participants become larger and efficiently spread costs over a greater store base;
•	Increasing environmental regulations that have resulted in higher capital costs; and,
•	Higher new-store development costs.

Major Oil Companies Exiting Business. In the 1980s and 1990s, major oil companies had a stronger presence in retail convenience stores. Today, strong competition has pressured many oil giants out of the retail gas and convenience store market. In fact, several have turned retail stores over to multisite operators (MSOs).  According to NACS figures from 2003 and 2004, less than 7 percent of fuel retailing stores are now owned by one of the five major oil companies.

Lack of Merchandising Focus. Many convenience store operators have been in the gasoline business, with little focus on merchandising. Smaller independent chains and "mom-and-pop" operators generally lack sophisticated merchandising capabilities due to their limited size, capital constraints and technological limitations. These smaller chains and operators are further constrained by low sales volume, which limits their ability to obtain discounts, vendor-paid store fixtures and promotional displays and vendor advice on merchandising trends.

Insufficient Capital Investment. Many convenience store operators have made only limited capital investments in facility improvements and technological advances.

Such improvements and innovations, which can increase sales and profits, include:

Attractive Well-Lit Facilities. Improvements to signage, lighting, canopies, paint, in-store restrooms, interior decor and fixtures and overall exterior appearance enhance store visibility and create a greater sense of security, which attract customers.

Pay-at-the-Pump Credit Card Readers. Pay-at-the pump credit card readers enable the customer to refuel and pay automatically at the pump. We believe that pay-at-the-pump credit card readers improve customer traffic because of increased safety and convenience and increase both gasoline and merchandise sales.

Multi-Product Dispensers. Multi-product dispensers allow customers to access all fuel options at one pump, and consequently increase traffic throughput and gasoline volume potential. We also believe that convenience stores with multi-product dispensers typically sell a higher percentage of higher grade, higher margin gasoline than other convenience stores.

Technology and Store Automation. These systems can improve an operator's ability to adjust merchandise margin and mix, monitor inventory levels, implement pricing by geographic area, improve receiving and pricing accuracy, increase expense control and management reporting and improve communication between individual stores, field personnel and headquarters.

The current industry environment has created growth opportunities for a small industry player with experienced management team, strong independent-operator focus and access to capital.

INDUSTRY CHARACTERISTICS

Foodservice at Convenience Stores. While convenience stores have offered fresh, prepared foods for years, it is only over the last decade that the trend has accelerated. The result is that convenience stores have continued to evolve from gas stations that happen to sell food to restaurants that happen to sell gas.

Beer Sales. Nearly 80 percent of convenience stores sell beer, accounting for nearly one-third of all beer purchased in the United States, about 93 percent of which is sold cold. In fact, the U.S. convenience store industry sells more than 2 billion gallons of beer a year – roughly one-third of all the beer purchased in the Unites States.

Candy Sales. Candy is a high-impulse item in convenience stores. In fact, many shoppers (49 percent) report that their candy purchases were unplanned, according to global research firm Envirosell.

Coffee Sales. More than three out of four adult Americans say that they drink coffee either daily or regularly, according to the National Coffee Association, and convenience stores are one of the preferred destinations for coffee drinkers. Consumers stop to buy coffee more than they fill up their cars, providing convenience stores with a great opportunity to build loyalty and repeat sales.

Technology. The integration of technology into convenience stores continues at a fast pace. Over the past decade, the convenience store industry has gone from being a technology laggard to a technology leader in using new technologies to deliver convenience.

Trademarks and Copyrights

We do not own any patents or trademarks.

Employees

As of May 19, 2010, we have 1 full time employee, and plan to employ more qualified employees in the near future.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 3170 Holmestown Road, Myrtle Beach, SC 29588, and our telephone number is (843) 274-5974.  We lease the office space for at a rate of $600 per month our lease expires in December 2010.

LEGAL PROCEEDING

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Holders of Capital Stock

As of the date of this registration statement, we had 115 holders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

We do not have any stock option plans.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operations

We are a development stage company in the convenience store and retail gasoline industry. At present the company does not have any consulting contracts or locations.

We will initially focus on consulting in the convenience store and retail gasoline industry followed by identifying undervalued and distressed assets and purchasing them. Typically, we will focus on smaller properties capable of supporting sales of less than $100 million. We will consider truck stops or travel centers which pump 300,000-to-400,000 gallons per month.

The next step will be to install the proper management and programs, turn around the deficiencies, install better management policies and then keep the location as a company store, having the company operate and/or lease each location out to an independent operator while the company maintains a long term fuel supply agreement. (This will be with all store locations.) Each store location will offer gas and normal convenience store items. The stores will retain a standard outside look, but it will not be a franchise. The locations will be standardized with the same product mix.

Limited Operating History

We have generated no independent financial history and have not previously demonstrated that we will be able to expand our business. Our business is subject to risks inherent in growing an enterprise, including limited capital resources and possible rejection of our business model and/or sales methods.

Results of Operations

For the period from August 7, 2009 (inception), to February 28, 2010, we had $0 in revenue. Expenses for the period totaled $419,386 resulting in a net loss of $414,964.  Expenses for the period consisted of $419,386 for General and administrative expenses.

Capital Liquidity and Resources

As of February 28, 2010, we had total assets equal to $236,942. As of February 28, 2010, we had cash and cash equivalents of $136,481.

Based upon the above, we believe that we have enough cash to support our daily operations while we are attempting to commence operations and produce revenues. However, if we are unable to satisfy our cash requirements we may be unable to proceed with our plan of operations.  We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant additions to the number of employees. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we will suspend or cease operations.

We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Our liquidity may be negatively impacted by the significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.

Critical Accounting Policy

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Such estimates for the period ended February 28, 2010 and assumptions affect, among others, the following:

●	estimated fair value of share based payments
●	estimated valuation allowance for deferred tax assets, due to continuing losses

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Share Based Payments

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded as a component of general and administrative expense.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Accounting guidance now codified as FASB ASC Topic 740-20, “Income Taxes – Intraperiod Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. At November 30, 2009, the Company did not record any liabilities for uncertain tax positions.

Recent Accounting Pronouncements

In April 2009, the FASB issued guidance now codified as FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” which amends previous guidance to require disclosures about fair value of financial instruments in interim as well as annual financial statements in the current economic environment. This pronouncement was effective for periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on the Company’s business, financial condition or results of operations; however, these provisions of FASB ASC Topic 820 resulted in additional disclosures with respect to the fair value of the Company’s financial instruments.

In May 2009, the FASB issued guidance now codified as FASB ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement was effective for interim or fiscal periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on the Company’s business, results of operations or financial position; however, the provisions of FASB ASC Topic 855 resulted in additional disclosures with respect to subsequent events.

In June 2009, the Financial Accounting Standards Board (FASB) issued guidance now codified as FASB Accounting Standards Codification (ASC) Topic 105, “Generally Accepted Accounting Principles,” as the single source of authoritative non-governmental U.S. GAAP. FASB ASC Topic 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the FASB Codification will be considered non-authoritative. These provisions of FASB ASC Topic 105 were effective for interim and annual periods ending after September 15, 2009 and, accordingly, were effective for the Company for the current fiscal reporting period. The adoption of this pronouncement did not have an impact on the Company’s business, financial condition or results of operations, but will impact the Company’s financial reporting process by eliminating all references to pre-codification standards. On the effective date of FASB ASC Topic 105, the Codification superseded all then-existing non-SEC accounting and reporting standards, and all other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

In January 2010, the Financial Accounting Standards Board ("FASB") issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update will become effective for the Company with the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the Company with the interim and annual reporting period beginning January 1, 2011. The Company will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on the Company's consolidated financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of May 19, 2010. Our Executive officers are elected annually by our Board of Director. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Board of Director

Peter Iodice -- Director

Executive Officer

NAME	AGE	POSITION
Peter Iodice	60	President, Chief Executive Officer, Chief Financial Officer and Secretary

Peter Iodice, Age 60, President, Chief Executive Officer, Chief Financial Officer and Secretary

Mr. Iodice has been involved in the development and operations of convenience stores and travel centers. He has served as President and his major responsibilities has been to oversee the overall operations of the units with his primary responsibility was to oversee the growth and expansion of the company.

Mr. Iodice received his BBA degree from the University of Georgia in 1973.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the year ended November 30, 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Pete Iodice	2009	0	0	0	0	0	0	0	0

Employment Agreements

Currently, we do not have an employment agreement in place with our officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of May 19, 2010 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
Common Stock	Peter Iodice Address: 5098 Business 17 Murrells Inlet, SC 29576	15,000,000	41%

Common Stock	All executive officers and directors as a group(1 person)	15,000,000	41%

(1)	Based on 35,970,000 common shares issued and outstanding as of May 19, 2010.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In August 2009, the Company issued 15,000,000 shares of common stock, having a fair value of $300,000 ($0.02/share), to its founder for pre-incorporation services rendered, based upon the fair value of the services rendered.

During December 2009, the Company’s Chief Executive Officer advanced $41,800, of which $35,280 repaid advances taken from the Company as of November 30, 2009.  The remaining $6,520 loan will bear interest at 8%, is due on demand and is unsecured.

During January 2010, the Company’s Chief Executive Officer advanced $3,500 to pay the Company’s expenses.  The loan bears interest at 8%, is due on demand and is unsecured.

 ITEM 12A.    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES.

  Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Compass Energy Holdings, Inc.
(A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

February 28, 2010

Page(s)
Balance Sheet – As of November 30, 2009	F-2

Statement of Operations –
From August 7, 2009 (Inception) to November 30, 2009	F-3

Statement of Changes in Stockholders’ Equity –
From August 7, 2009 (Inception) to November 30, 2009	F-4

Statement of Cash Flows –
From August 7, 2009 (Inception) to November 30, 2009	F-5

Notes to Financial Statements	F-6 - F-12

November 30, 2009

Report of Independent Registered Public Accounting Firm	F-13

Balance Sheet – As of November 30, 2009	F-14

Statement of Operations –
From August 7, 2009 (Inception) to November 30, 2009	F-15

Statement of Changes in Stockholders’ Equity –
From August 7, 2009 (Inception) to November 30, 2009	F-16

Statement of Cash Flows –	F-17
From August 7, 2009 (Inception) to November 30, 2009

Notes to Financial Statements	F-18 - F-24

Compass Energy Holdings, Inc.
(A Development Stage Company)
Balance Sheets

	February 28, 2010	November 30, 2009
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$136,481	$132,558
Investments in trading securities	100,461	-
Shareholder advance	-	35,280
Total Current Assets	236,942	167,838

Total Assets	$236,942	$167,838

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable and accrued liabilities	$45,590	$46,105
Margin loan	15,946	-
Loan payable - related party	7,520	-
Common stock payable	1,000	-
Total Current Liabilities	70,056	46,105

Stockholders' Equity
Preferred stock, $0.001 par value; 25,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
36,170,000 and 30,760,000 shares issued and outstanding	36,170	30,760
Additional paid-in capital	545,680	471,840
Deficit accumulated during the development stage	(414,964)	(379,967)
Subscription receivable	-	(900)
Total Stockholders' Equity	166,886	121,733

Total Liabilities and Stockholders' Equity	$236,942	$167,838

Accompanying notes are integral part of the financial statements.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Statements of Operations
(Unaudited)

	For the Three Months	August 7, 2009
	Ended February 28, 2010	(Inception) to February 28, 2010
General and administrative expenses	$39,419	$419,386

Loss from operations	(39,419)	(419,386)

Other income
Realized gain on sale of trading securities	3,409	3,409
Unrealized gain on trading securities	1,013	1,013
Total other income	4,422	4,422

Net loss	$(34,997)	$(414,964)

Net loss per common share - basic and diluted	$(0.00)	$(0.02)

Weighted average number of common shares outstanding
during the period - basic and diluted	35,653,972	24,904,123

Accompanying notes are integral part of the financial statements.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity
From August 7, 2009 (Inception) to February 28, 2010
(Unaudited)

			Additional	Deficit Accumulated		Total
	Common Stock, $0.001 Par Value		Paid In	During the	Subscription	Stockholders'
	Shares	Amount	Capital	Development Stage	Receivable	Equity
Stock issued for pre-incorporation services - founder ($0.02/share)	15,000,000	$15,000	$285,000	$-	$-	$300,000

Stock issued for services rendered ($0.02/share)	300,000	300	5,700	-	-	$6,000

Proceeds from the issuance of common stock ($0.02/share)	15,460,000	15,460	293,740	-	(900)	308,300

Cash paid as direct offering costs	-	-	(112,600)	-	-	(112,600)

Net loss for the period from August 7, 2009 (inception) to November 30, 2009	-	-	-	(379,967)	-	(379,967)

Balance - November 30, 2009	30,760,000	30,760	471,840	(379,967)	(900)	121,733
.
Collection of prior period stock subscription	-	-	-	-	900	900

Proceeds from the issuance of common stock ($0.02/share)	5,410,000	5,410	102,790	-	-	108,200

Cash paid as direct offering costs	-	-	(28,950)	-	-	(28,950)

Net loss for the three months ended February 28, 2010	-	-	-	(34,997)	-	(34,997)

Balance - February 28, 2010	36,170,000	$36,170	$545,680	$(414,964)	$-	$166,886

Accompanying notes are integral part of the financial statements.

Compass Energy Holdings, Inc.
Statements of Cash Flows
(Unaudited)

	For the Three Months	August 7, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:	Ended February 28, 2010	(Inception) to February 28, 2010
Net loss	$(34,997)	$(414,964)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for pre-incorporation services - founder	-	300,000
Stock issued for legal services rendered	-	6,000
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	(515)	45,590
Net Cash Used In Operating Activities	(35,512)	(63,374)

CASH FLOWS FROM INVESTING ACTIVITIES:
Shareholder advance	35,280	-
Purchase of trading securities	(100,461)	(100,461)
Net Cash Used in Investing Activities	(65,181)	(100,461)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan payable - related party	7,520	7,520
Common stock payable	1,000	1,000
Increase in margin loan	15,946	15,946
Proceeds from issuance of common stock	109,100	417,400
Cash paid as direct offering costs	(28,950)	(141,550)
Net Cash Provided By Financing Activities	104,616	300,316

Net Increase (Decrease) in Cash	3,923	136,481

Cash - Beginning of Period	132,558	-

Cash - End of Period	$136,481	$136,481

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$-	$-
Interest	$-	$-

Accompanying notes are integral part of the financial statements.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
February 28, 2010
(Unaudited)

Note 1 Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation.

The unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on Form S-1, which contains the audited financial statements and notes thereto, together with the Management’s Discussion and Analysis, for the year ended November 30, 2009.  The interim results for the period ended February 28, 2010 are not necessarily indicative of results for the full fiscal year.

Note 2 Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Compass Energy Holdings, Inc. (the “Company”), was incorporated in the State of Nevada on August 7, 2009.

The Company intends to become involved in the development and operation of convenience stores.

Development Stage

The Company's financial statements are presented as those of a development stage enterprise. Activities during the development stage primarily include equity based financing and further implementation of the business plan. The Company has not generated any revenues since inception.

Risks and Uncertainties

The Company intends to operate in an industry that is subject to rapid change. The Company's operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
February 28, 2010
(Unaudited)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Such estimates for the period ended February 28, 2010, and assumptions affect, among others, the following:

●    estimated fair value of share based payments
●    estimated valuation allowance for deferred tax assets, due to continuing losses

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.  The Company had no cash equivalents at February 28, 2010 and November 30, 2009, respectively.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.  At February 28, 2010 and November 30, 2009, respectively, there were no balances that exceeded the federally insured limit.

Investments

(A)   Classification of Securities

ASC 320, “Accounting for Certain Investments in Debt and Equity Securities” (“ASC 320”), as amended and interpreted, requires that at the time of purchase, designation of a security as held-to-maturity, available-for-sale or trading depending on ability and intent to hold such security to maturity. Securities classified as trading and available-for-sale are reported at fair value, while securities classified as held-to-maturity are reported at amortized cost. The Company may sell securities as part of the management of the investment portfolio. Accordingly, all securities held at February 28, 2010 are designated as trading. Securities classified as trading are reported at fair value, with unrealized gains and losses included in earnings.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
February 28, 2010
(Unaudited)

(B)   Other than Temporary Impariment

ASC 320 provides guidance on determining when an investment is other than temporarily impaired. The Company reviews its equity investment portfolio for any unrealized losses that would be deemed other-than-temporary and require the recognition of an impairment loss in income. If the cost of an investment exceeds its fair value, the Company evaluates, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, and the Company’s intent and ability to hold the investments. Management also considers the type of security, related-industry and sector performance, as well as published investment ratings and analyst reports, to evaluate its portfolio. Once a decline in fair value is determined to be other than temporary, an impairment charge is recorded and a new cost basis in the investment is established. If market, industry, and/or investee conditions deteriorate, the Company may incur future impairments. The Company has not recorded any equity investment losses for the three months ended February 28, 2010.

Share Based Payments

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded as a component of general and administrative expense.

Earnings per Share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,”  basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

Since the Company reflected a net loss in 2010 and 2009, the effect of considering any common stock equivalents, if outstanding, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

Segment Information

During fiscal year-end 2010 and 2009, the Company only operated in one segment; therefore, segment information has not been presented.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
February 28, 2010
(Unaudited)

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-06, “Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 amends ASC 820, “Fair Value Measurements” ("ASC 820") to require a number of additional disclosures regarding fair value measurements. The amended guidance requires entities to disclose the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers, the reasons for any transfers in or out of Level 3, and information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. The ASU also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. The amended guidance was effective for financial periods beginning after December 15, 2009, except the requirement to disclose Level 3 transactions on a gross basis, which becomes effective for financial periods beginning after December 15, 2010. ASU 2010-06 did not have a significant effect on the Company’s consolidated financial position or results of operations.

Note 2 Investment in Marketable Securities and Fair Value

ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  Under GAAP, fair value of such securities is determined based upon a hierarchy that prioritizes the inputs to valuation techniques used to measure fair values into three broad levels.

The fair value of the Company's financial assets and liabilities reflects the Company's estimate of amounts that it would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from sources independent from the Company) and to minimize the use of unobservable inputs (the Company's assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company's assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company's investment strategy is focused on short-term appreciation and capital gains, while trying to maintain capital preservation. The Company intends to invest in instruments that meet credit quality standards.  The current expectation is to maintain cash and cash equivalents, once these resources are available.

	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Quoted Prices in Inactive Markets for Identical Assets	Level 3: Significant Unobservable Inputs	Total at December 31, 2009
Common stocks	$77,601	-	-	$77,601
Mutual funds	18,978	-	-	18,978
Other	3,882	-	-	3,882
Total	$100,461	-	-	$100,461

As of February 28, 2010, investment in marketable securities consisted of publicly traded common stocks and mutual funds, which that are classified as trading securities and are carried at fair value based upon quoted market prices. For purpose of determining realized gains and losses, the cost of securities sold is based on specific identification.

The composition of the Company’s investments at February 28, 2010, classified as current assets, is as follows:

	Cost	Fair Value	Unrealized Gain (Loss)
Common stocks	$76,129	$77,601	$1,472
Mutual funds	19,414	18,978	(436)
Other	3,905	3,882	(23)
Total trading securities	$99,448	$100,461	$1,013

Investment income for the three months ended February 28, 2010 is as follows:

Gross realized gains from sale of trading securities	$5,610
Gross realized losses from sale of trading securities	(2,201)
Dividend and interest income	-
Net unrealized holding gain	1,013
Net investment income	$4,422

At February 28, 2010, the Company had a margin loan balance of $15,946.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
February 28, 2010
(Unaudited)

Note 3 Liquidity

As reflected in the accompanying financial statements, the Company has a net loss of $34,997 and net cash used in operations of $35,512 for the three months ended February 28, 2010; and deficit accumulated during the development stage of $414,964 at February 28, 2010.

The Company currently has sufficient cash and cash equivalents to meet its current liabilities and continues to raise equity based financing. The Company will seek potential asset acquisitions, mergers or business combinations with other entities.  The Company will likely continue to rely upon related party debt or equity financing in order to ensure the continuing existence of the business.

Note 4 Loans Payable – Related Party

During the period ended November 30, 2009, the Company’s Chief Executive Officer received advances from the Company totaling $35,280. These advances were non-interest bearing, unsecured and due on demand.  These advances were repaid in December 2009.

During December 2009, the Company’s Chief Executive Officer advanced $41,800, of which $35,280 repaid advances taken from the Company as of November 30, 2009.  The remaining $6,520 bore interest at 8%, is due on demand and is unsecured.

During January 2010, the Company’s Chief Executive Officer advanced $7,500 and was repaid $4,000.  The loan bears interest at 8%, is due on demand and is unsecured.

During February 2010, the Company repaid $2,500 to the Chief Executive Officer.

Note 5 Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Note 6 Stockholders’ Equity

In August 2009, the Company issued 15,000,000 shares of common stock, having a fair value of $300,000 ($0.02/share), to its founder for pre-incorporation services rendered, based upon the fair value of the services rendered.

In November 2009, the Company issued 300,000 shares of common stock, having a fair value of $6,000 ($0.02/share), for professional services, based upon the fair value of the services rendered.

During the period ended November 2009, the Company issued 15,460,000 shares of common stock to third party investors under a private placement for $309,200 ($0.02/share). Of the total funds raised, $900 has been recorded as a subscription receivable.  The $900 was received in December 2009. The Company paid $112,600 as direct offering costs in connection with raising these funds.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
February 28, 2010
(Unaudited)

On December 8, 2009, the Company changed the par value of its common stock from $0.02/share to $0.001/share. The change in par value was retroactively restated to the Company’s inception for purposes of financial statement presentation.

During December 2009, the Company issued 5,410,000 shares of common stock for $108,200 ($0.02/share) under a private placement.  The Company paid $28,950 as direct offering costs in connection with raising these funds.

During December 2009, the Company issued 50,000 shares of common stock for $1,000 to two non-accredited investors after already exceeding the 35 non-accredited investor limit and recorded these funds as common stock payable.  The proceeds from these common stock issuances were returned to both investors in March 2010.

Note 7 Subsequent Events

During March 2010, the Company’s Chief Executive Officer advanced $30,000 to pay the Company’s expenses and repaid $27,500.  The loan bears interest at 8%, is due on demand and is unsecured.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
Compass Energy Holdings, Inc.

We have audited the accompanying balance sheet of Compass Energy Holdings, Inc. as of November 30, 2009, and the related statements of operations, changes in stockholders’ equity and cash flows from August 7, 2009 (inception) to November 30, 2009.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compass Energy Holdings, Inc. as of November 30, 2009, and the results of its operations and its cash flows from August 7, 2009 (inception) to November 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

Berman & Company, P.A.

Boca Raton, Florida
February 24, 2010

551 NW 77th Street Suite 107 ● Boca Raton, FL 33487
Phone: (561) 864-4444 ● Fax: (561) 892-3715
www.bermancpas.com ● info@bermancpas.com
Registered with the PCAOB ● Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants

Compass Energy Holdings, Inc.
(A Development Stage Company)
Balance Sheet
November 30, 2009

Assets
Current Assets
Cash	$132,558
Shareholder advance	35,280
Total Current Assets	167,838

Total Assets	$167,838

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$46,105
Total Current Liabilities	46,105

Stockholders' Equity
Preferred stock, $0.001 par value; 25,000,000 shares authorized;
none issued and outstanding	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
30,760,000 shares issued and outstanding	30,760
Additional paid-in capital	471,840
Deficit accumulated during the development stage	(379,967)
Subscription receivable	(900)
Total Stockholders' Equity	121,733

Total Liabilities and Stockholders' Equity	$167,838

See accompanying financial statements.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Statement of Operations
For the Period from August 7, 2009 (Inception) to November 30, 2009

General and administrative expenses	$379,967

Net loss	$(379,967)

Net loss per common share - basic and diluted	$(0.02)

Weighted average number of common shares outstanding
during the period - basic and diluted	18,042,518

See accompanying financial statements.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity
For the Period from August 7, 2009 (Inception) to November 30, 2009

				Deficit
				Accumulated
			Additional	During the		Total
	Common Stock, $0.001 Par Value		Paid In	Development	Subscription	Stockholders'
	Shares	Amount	Capital	Stage	Receivable	Equity
Stock issued for pre-incorporation services - founder ($0.02/share)	15,000,000	$15,000	$285,000	$-	$-	$300,000

Stock issued for services rendered ($0.02/share)	300,000	300	5,700	-	-	$6,000

Proceeds from the issuance of common stock ($0.02/share)	15,460,000	15,460	293,740	-	(900)	308,300

Cash paid as direct offering costs	-	-	(112,600)	-	-	(112,600)

Net loss for the period from August 7, 2009 (inception) to November 30, 2009	-	-	-	(379,967)	-	(379,967)

Balance - November 30, 2009	30,760,000	$30,760	$471,840	$(379,967)	$(900)	$121,733

See accompanying financial statements.

Compass Energy Holdings, Inc.
Statement of Cash Flows
For the Period from August 7, 2009 (Inception) to November 30, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(379,967)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for pre-incorporation services - founder	300,000
Stock issued for legal services rendered	6,000
Changes in operating assets and liabilities:
Increase in accounts payable	46,105
Net Cash Used In Operating Activities	(27,862)

CASH FLOWS FROM INVESTING ACTIVITIES:
Shareholder advance	(35,280)
Net Cash Used in Investing Activities	(35,280)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	308,300
Cash paid as direct offering costs	(112,600)
Net Cash Provided By Financing Activities	195,700

Net Increase in Cash	132,558

Cash - Beginning of Period	-

Cash - End of Period	$132,558

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$-
Interest	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Stock issued for subscription receivable	$900

See accompanying financial statements.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2009

Note 1 Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Compass Energy Holdings, Inc. (the “Company”), was incorporated in the State of Nevada on August 7, 2009.

The Company intends to become involved in the development and operation of convenience stores.

Development Stage

The Company's financial statements are presented as those of a development stage enterprise. Activities during the development stage primarily include equity based financing and further implementation of the business plan. The Company has not generated any revenues since inception.

Risks and Uncertainties

The Company intends to operate in an industry that is subject to rapid change. The Company's operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Such estimates for the period ended November 30, 2009, and assumptions affect, among others, the following:

●	estimated fair value of share based payments

●	estimated valuation allowance for deferred tax assets, due to continuing losses

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2009

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.  The Company had no cash equivalents at November 30, 2009.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.  At November 30, 2009, there were no balances that exceeded the federally insured limit.

Share Based Payments

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights, are measured at their fair value on the awards’ grant date, and based on the estimated number of awards that are ultimately expected to vest. Share-based payment awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded as a component of general and administrative expense.

Earnings per Share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,”  basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

Since the Company reflected a net loss in 2009, the effect of considering any common stock equivalents, if outstanding, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Accounting guidance now codified as FASB ASC Topic 740-20, “Income Taxes – Intraperiod Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. At November 30, 2009, the Company did not record any liabilities for uncertain tax positions.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2009

Segment Information

During fiscal year-end 2009, the Company only operated in one segment; therefore, segment information has not been presented.

Recent Accounting Pronouncements

In April 2009, the FASB issued guidance now codified as FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” which amends previous guidance to require disclosures about fair value of financial instruments in interim as well as annual financial statements in the current economic environment. This pronouncement was effective for periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on the Company’s business, financial condition or results of operations; however, these provisions of FASB ASC Topic 820 resulted in additional disclosures with respect to the fair value of the Company’s financial instruments.

In May 2009, the FASB issued guidance now codified as FASB ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement was effective for interim or fiscal periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on the Company’s business, results of operations or financial position; however, the provisions of FASB ASC Topic 855 resulted in additional disclosures with respect to subsequent events.

In June 2009, the Financial Accounting Standards Board (FASB) issued guidance now codified as FASB Accounting Standards Codification (ASC) Topic 105, “Generally Accepted Accounting Principles,” as the single source of authoritative non-governmental U.S. GAAP. FASB ASC Topic 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the FASB Codification will be considered non-authoritative. These provisions of FASB ASC Topic 105 were effective for interim and annual periods ending after September 15, 2009 and, accordingly, were effective for the Company for the current fiscal reporting period. The adoption of this pronouncement did not have an impact on the Company’s business, financial condition or results of operations, but will impact the Company’s financial reporting process by eliminating all references to pre-codification standards. On the effective date of FASB ASC Topic 105, the Codification superseded all then-existing non-SEC accounting and reporting standards, and all other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2009

In January 2010, the Financial Accounting Standards Board ("FASB") issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update will become effective for the Company with the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the Company with the interim and annual reporting period beginning January 1, 2011. The Company will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on the Company's consolidated financial statements.

Note 2 Liquidity

As reflected in the accompanying financial statements, the Company has a net loss of $379,967 and net cash used in operations of $27,862 from August 7, 2009 (inception) through November 30, 2009.

The Company currently has sufficient cash to meet its current liabilities and continues to raise equity based financing (See Note 8). The Company will seek potential asset acquisitions, mergers or business combinations with other entities.  The Company will likely continue to rely upon related party debt or equity financing in order to ensure the continuing existence of the business.

Note 3 Shareholder Advance – Related Party

During the period ended November 30, 2009, the Company’s Chief Executive Officer received advances from the Company totaling $35,280. These advances were non-interest bearing, unsecured and due on demand.  These advances were repaid in December 2009. (See Note 8)

Note 4 Income Taxes

The Company recognized deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  The Company will establish a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has a net operating loss carryforward for tax purposes of approximately $74,000 at November 30, 2009, expiring through 2029. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).  Temporary differences, which give rise to a net deferred tax asset, are as follows:

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2009

Significant deferred tax assets at November 30, 2009 are approximately as follows:

Gross deferred tax assets:
Net operating loss carryforwards	$(28,000)
Total deferred tax assets	(28,000)
Less: valuation allowance	28,000
Net deferred tax asset recorded	$-

The valuation allowance at August 7, 2009 (inception) was $0. The net change in valuation allowance during the period ended November 30, 2009, was an increase of approximately $28,000.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized.  The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.   Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of November 30, 2009.

The actual tax benefit differs from the expected tax benefit for the period ended November 30, 2009 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes and 5% for State income taxes, a blended rate of 37.30%) as follows:

Expected tax expense (benefit) - Federal	$(123,000)
Expected tax expense (benefit) - State	(19,000)
Non-deductible stock compensation	114,000
Change in valuation allowance	28,000
Actual tax expense (benefit)	$-

Note 5 Fair Value

The fair value of the Company's financial assets and liabilities reflects the Company's estimate of amounts that it would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from sources independent from the Company) and to minimize the use of unobservable inputs (the Company's assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2009

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company's assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company's investment strategy is focused on capital preservation. The Company intends to invest in instruments that meet credit quality standards.  The current expectation is to maintain cash and cash equivalents, once these resources are available.

At November 30, 2009, the Company has no instruments that require additional disclosure.

Note 6 Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Note 7 Stockholders’ Equity

In August 2009, the Company issued 15,000,000 shares of common stock, having a fair value of $300,000 ($0.02/share), to its founder for pre-incorporation services rendered, based upon the fair value of the services rendered.

In November 2009, the Company issued 300,000 shares of common stock, having a fair value of $6,000 ($0.02/share), for professional services, based upon the fair value of the services rendered.

During the period ended November 2009, the Company issued 15,460,000 shares of common stock to third party investors under a private placement for $309,200 ($0.02/share). Of the total funds raised, $900 has been recorded as a subscription receivable.  The $900 was received in December 2009. The Company paid $112,600 as direct offering costs in connection with raising these funds.

Compass Energy Holdings, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2009

Note 8 Subsequent Events

The Company has evaluated for subsequent events between the balance sheet date of November 30, 2009 and February 24, 2010, the date the financial statements were issued, and concluded that events or transactions occurring during that period requiring recognition or disclosure have been made.

On December 8, 2009, the Company changed the par value of its common stock from $0.02/share to $0.001/share. The change in par value was retroactively restated to the Company’s inception for purposes of financial statement presentation.

During December 2009, the Company issued 5,410,000 shares of common stock for $108,200 ($0.02/share) under a private placement.  The Company paid $28,950 as direct offering costs in connection with raising these funds.

During December 2009, the Company’s Chief Executive Officer advanced $41,800, of which $35,280 repaid advances taken from the Company as of November 30, 2009.  The remaining $6,520 loan will bear interest at 8%, is due on demand and is unsecured.

During January 2010, the Company’s Chief Executive Officer advanced $3,500 to pay the Company’s expenses.  The loan bears interest at 8%, is due on demand and is unsecured.

COMPASS ENERGY HOLDINGS, INC.
22,855,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is                        , 2010

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee	$32.59
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$10,000
Legal fees and expense	$15,000
Blue Sky fees and expenses	$2,000
Miscellaneous	$0
Total	$27,032.59

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

We were incorporated in the State of Nevada in August 2009 and 15,000,000 shares of common stock were issued to Pete Iodice in consideration for founders services. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr Iodice had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In December, 2009, we issued 25,000 shares of our common stock to Joseph M. Lucosky, 10,000 shares to Gary S. Eaton and 65,000 shares to Anslow & Jaclin, LLP, as compensation for legal services rendered. These securities were issued pursuant to the exemption provided under Section 4(2) of the Securities Act. These shares of our common stock qualified for exemption since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act   for this transaction.

The Company sold through a Regulation D Rule 506 offering a total of 22,855,000 shares of common stock to 111 investors, at a price per share of $0.02 for an aggregate offering price of $457,100. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Arts Alive Corporation	105,000

Ball, Henry F.	50,000

Bolt, Josephine	5,000

BRM Heating, Cooling & Refrigeration, LLC	800,000

Brown, Sr., Thomas H.	35,000

Carlson, Candy L.	200,000

Carlson, Cavan C.	150,000

Carlson, Charlcie C.	600,000

Carlson, Craig C. and Nancy D	2,000,000

Carlson, Lisa R.	200,000

Casandra Carlson Satellite Trust	500,000

Cavan Carlson Satellite Trust	500,000

Chappell Jr., Eugene W.	25,000

Clune, Wayne F.	40,000

Collins, Judy	45,000

Cornette, Patricia R.	530,000

Cornette, Patricia R. and Alex Scott	25,000

Cornette, Scott S.	105,000

Cundiff, Sylvia J.	5,000

Cundiff, Vicky P.	5,000

Duke, Melody R.	55,000

Elmore, James Lanny	25,000

Elmore, Jeanine Faulk	100,000

Ferringer, Elaine	5,000

Feuehrer, Thomas P. and Catherine S.	100,000

Fritsch, Andrew F.	12,500

Fulcher , David M. and Kristin A.	5,000

Fulcher Sr., David M.	50,000

Fulcher, David M. and Brittany C.	10,000

Gunter, Tracy H.	25,000

Halbert, Andrew	10,000

Hatchell , Matthew	50,000

Hatchell, III, Henry L.	15,000

Hatchell, Jr., Henry L. and Markeeta	175,000

Hefferman, George	1,820,000

Hefferman, Kathy	50,000

Hefferman, Kevin J.	105,000

Heffernan III, WM. J.	35,000

Heldriegel, Tonya Celeste	15,000

Herman, Delores	5,000

Herman, Paul	5,000

HM Investment Partners, LLC	1,000,000

Howell, Dodd	10,000

Huffman, Joel F and Terri B.	30,000

Jastron, Tom	25,000

Jenkins, Thomas R.	310,000

Jones, Barbara Ann	5,000

Jones, Robert C.	25,000

Kathy L. Heffernan Revocable Trust	4,060,000

Keck, Katherine Mary	5,000

Manz, Richard Carl	50,000

Matthews, Jeffrey A.	50,000

Matthews, Jeffrey A. and Vicki M.	450,000

Matthews, Vicki M.	5,000

McGhee, Gary W.	25,000

McLenam, Timothy Leo	75,000

McNair, Linda F.	37,500

McNair, Sherry A	5,000

Morris, Deborah R.	15,000

Morris, Philip R.	5,000

Mott, Tammy A.	5,000

Myrtle Beach Reservation Services, Inc. (George Driscoll)	5,000

Newbury, Justin Charles	5,000

Oates, Esther L	200,000

Oates, Jerry L.	20,000

Oil & Wine Ministries, Inc.	500,000

Old Man Sea Services, LLC	5,000

Olivieri, Gerardo	25,000

Pallone, Bryan J. and Casandra E.	150,000

Pallone, Michael P. and Janet Lee	125,000

Penny, James and Emma	10,000

Penny, Mitch C.	5,000

Policastro, Merry Beth and Frank	500,000

Poole, Virgil	12,500

Powell, Mimi C.	10,000

Powell, Robert G.	10,000

Price, Danny Joe	170,000

Professional Painting And Home Improvements, Inc.	5,000

Reier, Robert A	2,610,000

Rogers, David W.	190,000

Rogers, William E.	15,000

Shiver, Tayler E.	5,000

Short, Eric and Stacey	100,000

Short, Lawrence W. and Lilly	100,000

Skretch, Adam P.	25,000

Smith Miles, Natalie	25,000

Steele, Janet F.	200,000

Story, Adam Drew	25,000

Swanson, II, Robert E	50,000

The Gregory Company, Inc.	25,000

Voltin, Lori S.	17,500

Vonkoenigseck, April Story	25,000

Walden, Ashley Story	25,000

Walden, Ashley Story and Clara Kate	5,000

Walden, Ashley Story and Georgia Ann	5,000

Watson, Gregory W.	50,000

Watson, James C.	25,000

Watson, Renee P.	5,000

Wayne, Natalie BS	50,000

Westbrooks, Susan	5,000

White, Martha P.	25,000

Whitman, Russell G.	50,000

Williams, Annie Ruth and Clara Ann	25,000

Williams, Clara Ann and Thomas	25,000

Wilson Jr., Paris	25,000

Wilson, Jimmy Christopher	25,000

Wilson, Joan Marie	500,000

Wilson, Michael William	5,000

Wittke, Amber N.	5,000

Wood, Steven Drew	30,000

Woolard, Debbie and Craig	10,000

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation

3.2	By-Laws

5.1	Opinion of Anslow & Jaclin, LLP

23.1	Consent of Auditor

23.2	Consent of Counsel

ITEM 17.    UNDERTAKINGS.

 (A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murrells Inlet, State of South Carolina on May 24, 2010.

COMPASS ENERGY HOLDINGS, INC.

/s/ Peter Iodice
Name: Peter Iodice Position:President Principal Executive Officer Principal Financial Officer Principal Accounting Officer Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities an on the dates indicated.

Date: May 24, 2010

/s/ Peter Iodice
Name: Peter Iodice Position:President Principal Executive Officer Principal Financial Officer Principal Accounting Officer Secretary

 EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation

3.2	By-Laws

5.1	Opinion of Anslow & Jaclin, LLP

23.1	Consent of Auditor

23.2	Consent of Counsel